Exhibit 3

DESCRIPTION OF WPP GROUP PLC

SHARE CAPITAL AND AMERICAN DEPOSITARY SHARES

Set forth below is certain information concerning the share capital and American Depositary Shares (“ADSs”) of WPP Group plc, a company incorporated under the laws of England and Wales (“WPP”), including a summary of certain provisions of the memorandum of association of WPP, the articles of association of WPP and the Deposit Agreement, dated as of October 27, 2005, among WPP, Citibank, N.A, as depositary (the “U.S. Depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”). Each ADS represents five ordinary shares of 10p each in the capital of WPP. Such information and summary do not purport to be complete and are qualified in their entirety by reference to the full text of the memorandum of association, the articles of association and the Deposit Agreement.

DESCRIPTION OF WPP ORDINARY SHARES

General

WPP is a public limited company incorporated under the name “WPP Group plc” in England and Wales with registered number 05537577.

The authorized share capital of WPP is £175,000,000 divided into 1,750,000,000 ordinary shares of 10p each. WPP has power to increase and divide the shares into several classes and attach thereto any preferential or special rights, privileges or conditions in accordance with the regulations of WPP. As of 30 June 2008, there were 1,174,224,777 ordinary shares outstanding of which 19,721,210 were represented by ADSs.

WPP ordinary shares are represented in certificated form and also in uncertificated form under “CREST.” CREST is an electronic settlement system in the United Kingdom which enables WPP ordinary shares to be evidenced other than by a physical certificate and transferred electronically rather than by delivery of a physical certificate. All WPP ordinary shares, including those underlying the WPP ADSs to be issued upon conversion of the notes:

•

may be represented by certificates in registered form issued (subject to the terms of issue of the shares) by WPP's registrars, Computershare Services PLC, P.O. Box 82, The Pavilions, Bridgewater Road, Bristol BS99 7NH, England; or

•	may be in uncertificated form with the relevant CREST member account being credited with the WPP ordinary shares issued.

Under English law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer ordinary shares in the same manner and under the same terms as U.K. residents or nationals.

The following summarises certain provisions of our memorandum and articles of association and applicable English law. This summary is qualified in its entirety by reference to the Companies Act 1985, the Companies Act 2006 and our memorandum and articles of association. A copy of our memorandum of association in the form adopted on 16 August 2005 and a copy of our articles of association in the form adopted on 24 June 2008 (including certain provisions that will take effect on 1 October 2008, as describede below) are filed as exhibits to the Form 6-K to which this description is an exhibit.

Objects and Purposes

Clause 4 of WPP’s memorandum of association provides that WPP’s principal objects are to carry on the business or businesses of media advertising, market research, public relations, sales promotion and specialist communications and to develop concepts for advertising, marketing, research, sales promotion and similar operations. WPP’s memorandum grants it a range of corporate capabilities to effect these objects.

Directors

Interested Transactions.

Subject to any restrictions under the Companies Act 2006, and provided the director has disclosed the nature and extent of the interest to the board, the director may:

•	have any kind of interest in a contract with or involving the company or another company in which WPP has an interest;

•	have any kind of interest in a company in which WPP has an interest;

•	hold a position, other than auditor, for WPP or another company in which WPP has an interest on terms and conditions decided by the board; and

•

either alone, or through a firm with which the director is associated, do paid professional work other than as an auditor for WPP or another company in which WPP has an interest on terms and conditions decided by the board.

When a director knows that he or she is in any way interested in a contract with WPP he or she must disclose the nature of that interest at a meeting of the directors. A general notice given to the board that a director has an interest of the kind stated in the notice in a contract involving a person identified in the notice is treated as a standing disclosure that the director has that interest.

Subject to the provisions of our articles of association, a director shall not vote (or be counted in the quorum at the meeting) on a resolution about a contract in which the director, or a person who is connected with the director, to his knowledge has a material interest. The director can vote, however, if the interest is only an interest in WPP’s shares, debentures or other securities. In addition, a director can vote and be counted in the quorum on a resolution in which the director has a material interest, provided the material interest arises only because the resolution relates to:

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the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by the director or that other person at the request of, or for the benefit of, WPP or any of its subsidiary undertakings;

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the giving of a guarantee, security or indemnity in respect of a debt or obligation of WPP or any of its subsidiary undertakings to that other person, if the director has taken responsibility for all or any part of that debt or obligation by giving a guarantee, security or indemnity;

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the offer by WPP or any of its subsidiary undertakings of any shares, debentures or other securities for subscription or purchase if the director takes part because the director is a holder of shares, debentures or other securities, or if the director takes part in the underwriting or sub-underwriting of the offer;

•	a contract involving any other company if the director has any kind of interest in that company. This does not apply if the director owns 1% or more of that company;

•

a contract regarding an arrangement for the benefit of employees of WPP or any of its subsidiary undertakings which only give the director benefits which are also generally given to the employees to whom the arrangement relates; or

•	a contract relating to the purchase of any insurance for the benefit of persons including directors.

A director shall not vote or be counted in a quorum on a resolution relating to his own appointment (including fixing or varying its terms) or the termination of his own appointment, as the holder of any office or place of profit with WPP or a company in which WPP is interested.

Subject to any restrictions under the Companies Act 2006 and our articles of association, the board may exercise or arrange the exercise of the voting rights attached to any shares in another company held by

WPP and may exercise voting rights which they have as directors of that company in any way they decide. This includes voting in favor of a resolution appointment any of them as directors or officers of that company and determining their remuneration.

Commencing on 1 October 2008, the foregoing procedures relating to interested transactions (other than the procedures pertaining to the ability of interested directors to vote on their own appointment as directors and in relation to transactions in which they have or may have an interest that conflicts or may conflict with an interest of WPP) will be replaced with the procedures described below.

If a situation arises in which a director has, or can have, a direct or indirect interest that conflicts or may conflict with the interest of WPP, the other directors may resolve to authorize the situation on such terms as they may determine, including:

•	whether the interested director may vote in relation to any resolutions pertaining to the situation;

•	the exclusion of the interested directors from all information and discussion of the situation; and

•	the application to the interested director of a strict duty of confidentiality to WPP for information of WPP relating to the situation.

When a director knows that he or she is in any way interested in a proposed or existing transaction or arrangement with WPP he or she must disclose the nature and extent of that interest to the other directors at a meeting of the directors or by notice to the other directors, unless the other directors are already aware of it. If a declaration of interest becomes inaccurate or incomplete the interested director must make a further declaration. A declaration with respect to a proposed transaction must be made before WPP enters into the transaction. A declaration with respect to an existing transaction must be made as soon as reasonably practicable.

Subject to the Companies Act 2006 and to declaring his or her interest as required, a director may

•	enter into or be interested in any transaction or arrangement with WPP;

•	hold any other office or place of profit with WPP (except that of auditor) and upon such terms as the board may decide;

•	act by himself or his firm in a professional capacity for WPP (except as auditor);

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be or become a member or director of, or hold any other office or place of profit under, or otherwise be interested in , any holding company or subsidiary undertaking of that holding company or any other company in which WPP may be interested;

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be or become a director of any other company in which WPP does not have an interest if that cannot reasonably be regarded as likely to give rise to a conflict of interest at the time of his appointment as a director of that other company.

A director shall not be liable to account to WPP for any remuneration, profit or other benefit resulting from any situation in which he has or may have an interest that conflicts or may conflict with the interests of WPP, and no contract shall be liable to be avoided on the grounds of any director having an interest in such contract.

Remuneration. The directors (other than any director who for the time being holds an executive office of employment with WPP or a subsidiary of WPP) shall be paid out of the funds of WPP by way of remuneration for their services as directors such fees not exceeding in aggregate £1,500,000 per annum or such larger sum as WPP may, by ordinary resolution, determine. Such remuneration shall be divided among the directors in such proportion and manner as the board may decide. The board may also make arrangements for such proportion of the fees payable to any director to be provided in the form of fully paid ordinary shares in the capital of WPP in accordance with the provisions of the articles of association.

The board may also repay to a director all expenses properly incurred in attending and returning from general meetings, board meetings or board committee meetings, or expenses arising in any other way in connection with WPP. A director may also be paid out of the funds of WPP all expenses incurred by him in obtaining professional advice in connection with the affairs of WPP or the discharge of his duties as a director.

The board may grant special remuneration to a director who performs any special or extra services which the board considers extends beyond the ordinary duties of a director. Such special remuneration may be paid by way of lump sum, salary, commission, profit sharing or otherwise as decided by the board and may be paid in addition to any other remuneration payable.

The board may decide whether to provide pensions, annual payments or other allowances or benefits to any person, including those who are or who were directors, their relations or dependants, or anyone connected to them. The board may also decide to contribute to a scheme, pension or fund or to pay premiums to a third party for these purposes.

Election and Appointment. Directors may be elected by the share owners by ordinary resolution or appointed by the board of directors. A director appointed by the board holds office only until the next annual general meeting but shall be eligible for reappointment. Unless otherwise determined by ordinary resolution, the number of directors shall not be less than six in number. There is no requirement of share ownership for a director’s qualification.

Retirement and Age Limit. At each annual general meeting, any director then in office who has been appointed by the board since the previous annual general meeting, or any director for whom the meeting is the third annual general meeting following the annual general meeting at which he was elected or last re-elected, shall retire from office but shall be eligible for re-election. There is no age limit for directors.

Borrowing Powers. The board may exercise all the powers of WPP to borrow money, mortgage or charge all or part of its undertaking, property and assets (present and future) and uncalled capital and to issue debentures and other securities and give security either outright or as collateral security for any debt, liability or obligation of WPP or of any third party.

The board shall restrict the borrowings of WPP and exercise all voting and other rights or powers of control exercisable by WPP in relation to its subsidiary undertakings so as to secure that the aggregate amount of all borrowings at any time is not more than two and a half times adjusted capital and reserves. This affects subsidiary undertakings only to the extent the board can do this by exercising these rights or powers of control. This limit can be exceeded if the consent of the share owners has been given in advance by passing an ordinary resolution. The limit does not include the borrowings owing by one group company to another group company.

Indemnity of Directors. As far as the Companies Act 2006 allows, and without limiting any general powers of WPP to grant indemnities, purchase and maintain insurance or provide funds to any person in connection with any legal or regulatory proceedings or applications for relief, WPP may:

•	indemnify any director of WPP (or of an associated body corporate) against any liability;

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indemnify a director of a company that is a trustee of an occupational pension scheme for employees (or former employees) of WPP (or of an associated body corporate) against liability incurred in connection with the company’s activities as trustee of the scheme;

•	purchase and maintain insurance against any liability for any director referred to above; and

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provide any such director with funds to meet expenditure incurred or to be incurred by him in defending any criminal, regulatory or civil proceedings or in connection with an application for relief (or to enable any such director to avoid incurring such expenditure).

Ordinary Shares

Each of the issued WPP ordinary shares is fully paid and not subject to any further calls or assessments by WPP. There are no conversion rights, redemption provisions or sinking fund provisions relating to any WPP ordinary shares. The WPP ordinary shares are issued in registered form.

WPP may, subject to the Statutes and the articles of association, issue share warrants with respect to fully paid shares. It may also, with the approval of share owners in general meeting, convert all or any of its paid up shares into stock and re-convert stock into paid up shares of any denomination.

Voting Rights and General Meetings. At a general meeting an ordinary resolution or any other question (other than a special resolution) put to a vote shall be decided by a show of hands unless a poll is duly demanded. A poll may be demanded by:

•	the chairman of the meeting;

•	at least five share owners present in person or by proxy, and who are entitled to vote on the resolution;

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any share owner(s) present in person or by proxy, who represent in the aggregate at least 10% of the voting rights of all share owners entitled to vote on the resolution (excluding any voting rights attached to any shares in WPP held as treasury shares); or

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any share owner(s) present in person or by proxy, who hold shares providing a right to vote on the resolution on which the aggregate sum paid up on such shares is equal to not less than 10% of the total sum paid up on all the shares conferring that right (excluding shares in the Company conferring a right to vote on the resolution that are held as treasury shares).

All special resolutions shall be decided on a poll.

Subject to disenfranchisement in the event of (i) non-payment of any call or other sum due and payable in respect of any shares or (ii) any non-compliance with any statutory notice requiring disclosure of the beneficial ownership of any shares, and subject to any special rights or restrictions as to voting for the time being attached to any shares on a show of hands, every qualifying person will have one vote and every person present who has been appointed as a proxy shall have one vote, and on a poll, every holder of WPP ordinary shares who is present in person or by proxy will have one vote per share. In addition, any proxy who has been appointed by the ADS Depositary shall have such number of votes as equals the number of shares in relation to which such proxy has been appointed. A qualifying person is an individual who is a member of WPP, a person authorized to act as the representative of a corporation in relation to the meeting, or a person appointed as a proxy of a member in relation to the meeting.

In the case of joint holders, the vote of the person whose name stands first in the register of members and who tenders a vote is accepted to the exclusion of any votes tendered by any other joint holders.

The necessary quorum for a general share owner meeting is a minimum of two qualifying persons entitled to vote on the business to be transacted, unless each is a qualifying person only because he is authorized to act as the representative of a corporation in relation to the meeting, and they are representatives of the same corporation; or each is a qualifying person only because he is appointed as a proxy of a member in relation to the meeting, and they are proxies of the same member.

An annual general meeting shall be called by not less than 21 clear days’ notice. All other general meetings shall be called by not less than 14 clear days’ notice. Only those share owners entered in the register of members 48 hours prior to the date of the meeting are entitled to vote at that meeting and the number of shares then registered in their respective names shall determine the number of votes such share owner is entitled to cast at that meeting.

Dividends. WPP may, by ordinary resolution, declare a dividend to be paid to the share owners according to their respective rights and interests in profits, and may fix the time for payment of such dividend. No dividend may be declared in excess of the amount recommended by the directors. The directors may from time to time declare and pay to the share owners of WPP such interim dividends as appear to the directors to be justified by the profits of WPP available for distribution. There are no fixed dates on which entitlement to dividends arises on WPP ordinary shares.

The share owners may pass, on the recommendation of the directors, an ordinary resolution to direct all or any part of a dividend to be paid by distributing specific assets, in particular paid up shares or debentures of any other company.

The articles also permit a scrip dividend scheme under which share owners may be given the opportunity to elect to receive fully paid WPP ordinary shares instead of cash, or a combination of shares and cash, with respect to future dividends.

If a share owner owes any money to WPP relating in any way to shares, the board may deduct any of this money from any dividend on any shares held by the share owner, or from other money payable by WPP in respect of the shares. Money deducted in this way may be used to pay the amount owed to WPP.

Unclaimed dividends and other money payable in respect of a share can be invested or otherwise used by directors for the benefit of WPP until they are claimed. A dividend or other money remaining unclaimed 12 years after it first became due for payment will be forfeited and cease to remain owing by WPP.

Return of Capital. In the event of a winding-up or other return of capital of WPP, the assets of WPP available for distribution among the share owners will be divided, subject to the rights attached to any other shares issued on any special terms and conditions, between the holders of WPP ordinary shares according to the respective amounts of nominal (par) value paid up on those shares and in accordance with the provisions of the Companies Act 2006. The liquidator may, if authorised by a special resolution of share owners and subject to the Companies Act 2006, divide and distribute among the share owners, the whole or any part of the non-cash assets of WPP in such manner as he may determine.

The liquidator may also, with the same authority, transfer any assets to trustees upon any trusts for the benefit of share owners as the liquidator decides. No past or present share owner can be compelled to accept any shares or other property which could subject him or her to a liability.

Alteration of Share Capital. WPP may from time to time by ordinary resolution of our share owners:

•	increase its share capital by the amount, to be divided into shares of the amounts, that the resolution prescribes;

•	consolidate and divide all or any of its share capital into shares of a larger amount than the existing shares;

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cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person and diminish the amount of the share capital by the amount of the shares cancelled; and

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subject to the Statutes, subdivide any of its shares into shares of a smaller amount than that fixed by the memorandum of association, provided that the proportion between the amount paid and the amount, if any, unpaid on each reduced share must be the same as on the share from which the reduced share is derived, and the resolution may determine that any of the shares resulting from the sub-division may have any preference or advantage or have qualified or deferred rights or be subject to any restrictions.

Subject to the Statutes, WPP may purchase or enter into a contract to purchase any of its own shares of any class (including any redeemable shares, if we should decide to issue any) provided that the approval of either more than 50% (in the case of open market purchases) or 75% (in the case of private purchases) of attending share owners present in person or by proxy at a general meeting of share owners is given. However, shares may only be repurchased out of distributable profits or the proceeds of a fresh issue of shares made for that purpose, and, if a premium is paid it must be paid out of distributable profits.

WPP may, by special resolution, reduce its share capital or any capital redemption reserve, share premium account or other nondistributable reserve, subject in each case to confirmation by the English Courts.

Transfer of Shares

Unless the articles of association specify otherwise, a share owner may transfer some or all of his or her shares to another person in any manner which is permitted by the Statutes and is approved by the board. Transfers of uncertificated shares must be carried out using the relevant system. The instrument of transfer for certificated shares must be signed by or on behalf of the transferor and except in the case of a fully paid share, by or on behalf of the transferee and must be delivered to the registered office or any other place the directors decide.

The directors may refuse to register a transfer:

•	if it is of shares which are not fully paid;

•	if it is of shares on which WPP has a lien;

•	if it is not stamped and duly presented for registration, together with the share certificate and evidence of title as the board reasonably requires;

•	if it is with respect to more than one class of shares;

•	if it is in favor of more than four persons jointly; or

•	in certain circumstances, if the holder has failed to provide the required particulars to the investigating power referred to under “Disclosure of interests in shares” below.

WPP may not refuse to register transfers of WPP ordinary shares if this refusal would prevent dealings in the shares which have been admitted to official listing by the UK Listing Authority from taking place on an open and proper basis. If the board refuses to register a transfer of a share, it shall, as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged or the Operator-instruction was received, send to the transferee notice of the refusal. The board shall provide the transferee with such further information about the reasons for the refusal as the transferee may reasonably request. The registration of transfers may be suspended at any time and for any period as the directors may determine. The register of share owners may not be closed for more than 30 days in any year.

Variation of Rights

Subject to the provisions of the Companies Act 2006 and unless otherwise provided by the terms of issue of that class, the rights attached to any class of shares may be varied with the written consent of the holders of three-fourths in nominal (par) value of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. At any separate general meeting, the necessary quorum is two persons holding or representing by proxy not less than one-third in nominal (par) value of the issued shares of the class in question (but at any adjourned meeting, any person holding shares of the class or his proxy is a quorum).

Preemption Rights

Under the Companies Act 1985, the issuance of equity securities, that are, or are to be, paid for wholly in cash, except shares held under an employees’ share scheme, must be offered in the first instance to the existing equity share owners in proportion to the respective nominal (par) values of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed in a general meeting of share owners. In this context, equity securities generally means, in relation to WPP, WPP ordinary shares, or shares with no restrictions on the amounts receivable in a distribution of dividends or capital, and all rights to subscribe for or convert into such shares.

Share Owner Notices

Record Date forSservice. WPP may serve or deliver any notice, document or other communication by reference to the register of members at any time not more than 21 days before the date of service of delivery. No change in the register after that time shall invalidate that service or delivery.

Untraced Share Owners. WPP may sell, in such manner as the board may determine, any shares (including any share issued in right of a share) if:

•	during the previous twelve years the shares have been in issue, at least three dividends have become payable and no dividend was claimed or payment cashed;

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after this twelve-year period, notice is given of WPP’s intention to sell the shares by advertisement in a UK national newspaper and a newspaper appearing in the area which includes the address held by WPP for delivery of notices relating to the shares; and

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during this twelve-year period, and for three months after the last advertisement appears in the newspaper, WPP has not heard from the shareholder or a person who is automatically entitled to the shares by law.

Notice to Share Owners with Foreign Addresses

A share owner whose registered address is outside the UK and who gives to WPP an address in the UK where notices, documents or communications may be given shall be entitled to have notices, documents or communications given to him at that address. Otherwise, the share owner is not entitled to receive any notices, documents or communications from WPP.

Limitations on Voting and Shareholding

There are no limitations imposed by English law or our memorandum or articles of association on the right of non-residents or foreign persons to hold or vote or transfer WPP’s ordinary shares or ADSs, other than limitations that would apply generally to all of the share owners.

Change of Control

There are currently no provisions in our memorandum or articles of association that would have an effect of delaying, deferring or preventing a change in our control and that would operate only with respect to a merger, acquisition or corporate restructuring involving WPP or any of its subsidiaries.

As an English public limited company that is admitted to trading on the London Stock Exchange we are, however, subject to the UK City Code on Takeovers and Mergers. The applicability of the City Code may make it difficult or undesirable for a purchaser to acquire a substantial percentage of WPP shares and could, under certain circumstances, have the effect of delaying, deferring or preventing a change in our control. The City Code has statutory force in terms of its regulation of WPP.

Under the City Code, except with the consent of the UK panel on Takeovers and Mergers, any person who:

•	acquires an interest in shares which (together with interests in shares already held by that person or anyone acting in concert) carry 30% or more of our voting rights; or

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is (together with persons acting in concert) interested in shares carrying 30% to 50% of our voting rights and acquires, (or the person acting in concert acquires) interests in other shares which increase the percentage level of shares carrying voting rights in which he is interested must make an offer for all of WPP’s equity share capital and any other class of transferable securities carrying voting rights. The offer must be made in cash, or have a cash alternative, for at least the highest price paid by the offer or persons acting in concert with it for any interest in shares of that class during the 12 months prior to the announcement of that offer.

Disclosure of Interests in Shares

The Companies Act 1985 gives WPP power to require persons who it knows, or reasonably believes are, or have been within the previous three years, interested in its relevant share capital to disclose prescribed particulars of those interests. For this purpose “relevant share capital” means issued share capital of WPP carrying the right to vote in all circumstances at a general meeting of WPP. Failure to provide the information requested within a prescribed period after the dates of sending of the notice may result in sanctions being imposed against the holder of the relevant shares as provided in the Companies Act 1985. Under our articles of association, WPP may also apply the following restrictions: the withdrawal of voting and certain other rights of such shares of the class, restrictions on the rights to receive dividends and to transfer such shares. In this context, the term “interest” is broadly defined and will generally include an interest of any kind in shares, including the interest of a holder of a WPP ordinary share.

In addition, under the Companies Act 1985, any person who acquires either alone or, in certain circumstances, with others a direct or indirect interest in the relevant share capital of WPP in excess of the “notifiable percentage”, currently 3% or 10% for certain types of interest, is obligated to disclose prescribed information to WPP with respect to those shares within two days. An obligation of disclosure also arises where such person’s notifiable interest subsequently falls below the notifiable percentage or where, above that level, the percentage, expressed in whole numbers of WPP’s relevant capital in which such person is interested increases or decreases.

Exchange Controls

There are currently no United Kingdom foreign exchange control restrictions on remittances of dividends on the ordinary shares or on the conduct of WPP’s operations.

DESCRIPTION OF WPP AMERICAN DEPOSITARY SHARES

General

The following is a summary description of the ADSs and certain of the rights of holders and beneficial owners of the ADSs. Summaries, by their nature, lack the precision of the information summarised and the rights and obligations of holders and beneficial owners of ADSs will be determined by the Deposit Agreement and not by the summary. Holders and beneficial owners of ADSs, as well as any holders of ordinary shares who will elect to hold ordinary shares in the form of ADSs, are encouraged to review the Deposit Agreement in its entirety and the form of WPP American Depository Receipt (“ADR”) attached to the Deposit Agreement. A copy of the Deposit Agreement is on file with the SEC under cover of a Registration Statement on Form F-6. A copy of the Deposit Agreement may be obtained from the SEC’s Public Reference Room at 100 F Street N.E., Washington DC 20549 and from the SEC’s website at www.sec.gov.

Each ADS represents an ownership interest in, and the right to receive, five WPP ordinary shares, on deposit with the custodian, which currently is Citibank, N.A.—London Branch. Each ADS will also represent securities, cash or other property deposited with the U.S. Depositary but not distributed to ADS holders. The U.S. Depositary’s principal office is located at 388 Greenwich Street, 14th Floor, New York, New York 10013, and the custodian’s principal office is located at 25 Molesworth Street, Lewisham, London SE1 7EX, England.

Because the U.S. Depositary will be the legal owner of the underlying ordinary shares, ADS holders will generally exercise their rights as share owners through the depositary.

Dividends and Distributions

Holders of ADSs generally have the right to receive the distributions made by WPP on the securities deposited with the custodian. Receipt by holders of these distributions may be limited, however, by legal and practical constraints. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as at a specified record date.

Distributions of Cash

Whenever the U.S. Depositary receives confirmation from the custodian of the receipt of any cash dividend or other cash distribution on any of the securities on deposit with the custodian, the U.S. Depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders of ADSs, subject to English law and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders of ADSs will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement.

Distributions of WPP Shares

Whenever WPP makes a free distribution of ordinary shares for the securities on deposit with the custodian, the U.S. Depositary will either (i) distribute to holders of ADSs representing the ordinary shares deposited or (ii) modify the ADS-to-ordinary shares ratio, in which case each ADS will represent rights and interests in the additional ordinary shares so deposited. Only whole ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the Depositary may sell all or a portion of the ordinary shares so distributed.

No such distribution of ADSs will be made if it would violate U.S. securities laws or if it is not operationally practicable. If the U.S. Depositary does not distribute ADSs as described above, it may sell the ordinary shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever WPP intends to distribute rights to purchase additional ordinary shares, WPP will give prior notice to the U.S. Depositary. In such case, the U.S. Depositary shall consult with WPP as to the lawfulness of making such distribution and shall determine whether such distribution is reasonably practicable.

The U.S. Depositary will distribute the rights only if WPP makes a timely request for the U.S. Depositary to make such distribution available, such distribution is reasonably practicable and the lawfulness of such distribution has been established to the reasonable satisfaction of WPP and the U.S. Depositary. The U.S. Depositary will establish procedures to distribute rights to purchase additional ADSs to ADS holders and to enable such holders to exercise such rights. Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for ADSs upon the exercise of their rights. The U.S. Depositary is not obliged to establish procedures to facilitate the distribution and exercise by holders of rights to purchase ordinary shares other than in the form of ADSs.

The U.S. Depositary will sell the rights that are not exercised or distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders of ADSs as in the case of a cash distribution. If the U.S. Depositary is unable to sell the rights, it will allow the rights to lapse. There can be no assurance that holders of ADSs will be given the same opportunity to receive or exercise rights on the same terms and conditions as the share owners or be able to exercise such rights.

Elective Distributions

Whenever WPP intends to distribute a dividend payable at the election of share owners, either in cash or in additional ordinary shares, WPP will give prior notice thereof to the U.S. Depositary and will indicate whether or not WPP wishes the elective distribution to be made available to holders of ADSs. In such case, the U.S. Depositary shall consult with WPP as to the lawfulness of making such distribution and shall determine whether such distribution is reasonably practicable.

The U.S. Depositary will make the elective distribution available to holders of ADSs only if WPP makes a timely request for the U.S. Depositary to make such distribution available, such distribution is reasonably practicable and the lawfulness of such distribution shall have been established to the reasonable satisfaction of the U.S. Depositary and WPP. In such case, the U.S. Depositary will establish procedures to enable holders of ADSs to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to holders of ADSs, such holders will receive either cash or additional ADSs, depending on what a share owner in England would receive upon failing to make an election, as more fully described in the Deposit Agreement. There can be no assurance that holders of ADSs will be given the opportunity to receive elective distributions on the same terms and conditions as share owners.

Other Distributions

Whenever WPP intends to distribute property other than cash, ordinary shares or rights to purchase additional Ordinary shares, WPP will notify the U.S. Depositary in advance. In such case, the U.S. Depositary shall consult with WPP as to the lawfulness of such distribution to holders of ADSs and shall determine whether such distribution is reasonably practicable.

The U.S. Depositary will distribute the property, such distribution is reasonably practicable and the lawfulness of such distribution shall have been established to the reasonable satisfaction of WPP and the U.S. Depositary. In such case, the U.S. Depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders of ADSs under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the U.S. Depositary may sell all or a portion of the property received.

If the U.S. Depositary does not distribute the property to holders of ADSs, it will determine an equitable and practical method of effecting the distribution which may include the sale of the property and the distribution of the proceeds of such a sale to holders as in the case of a cash distribution.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for holders of ADSs may change from time to time. For example, there may be a change in nominal or par value, a division, cancellation, consolidation or reclassification of ordinary shares or a recapitalisation, reorganisation, merger, consolidation or sale of assets.

If any such change were to occur, ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The ADS Depositary may instead deliver new securities received in exchange for the ordinary shares held on deposit to holders of ADSs, provided the lawfulness of such delivery has been established to the satisfaction of the U.S. Depositary and WPP, or call for the exchange of existing ADSs for new securities. If the U.S. Depositary may not lawfully distribute such securities to holders of ADSs, the U.S. Depositary may sell such securities and distribute the net proceeds to holders of ADSs as in the case of a cash distribution.

Issue of ADSs Upon Deposit Ordinary Shares

The U.S. Depositary may create ADSs on behalf of the holders of ADSs if holders or their brokers deposit ordinary shares with the custodian. The U.S. Depositary will deliver these ADSs to the person indicated by the holder of ADSs only after such holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. The ability of holders to deposit ordinary shares and receive ADSs may be limited by U.S. and English laws applicable at the time of deposit.

The issue of ADSs may be delayed until the U.S. Depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The U.S. Depositary will only issue ADSs in whole numbers.

When holders of ADSs make a deposit of ordinary shares, they will be responsible for transferring good and valid title to the U.S. Depositary. Any such holders will be deemed to represent and warrant that:

(i)	the ordinary shares are duly authorised, validly issued, fully paid and non-assessable;

(ii)	all pre-emptive rights, if any, with respect to such ordinary shares have been validly waived or exercised; and

(iii)	holders of ADSs are duly authorised to deposit the ordinary shares.

If any of the representations or warranties are incorrect in any way, WPP and the U.S. Depositary may, at the cost and expense of the holders making such incorrect representations or warranties, take any and all actions necessary to correct the consequences of the misrepresentations.

Transferability of ADSs

WPP ADRs evidencing the ADSs may be endorsed with, or have incorporated in the text, legends or recitals that may be necessary under the Deposit Agreement, applicable laws or regulations, or any book-entry system in which ADSs are held. Holders and beneficial owners of ADSs are deemed to have notice of and to be bound by the terms and conditions of the legends set forth on the ADRs.

Subject to the limitations contained in the Deposit Agreement and in the ADR, title to an ADR (and to each ADS evidenced thereby) shall be transferable upon the same terms as a certificated security under the laws of New York, provided that an ADR to be transferred has been properly endorsed or is accompanied by the proper instruments of transfer.

Neither the U.S. Depositary nor WPP will have any obligation, nor will they be subject to any liability to any holder or beneficial owner of ADSs under the Deposit Agreement or any ADR, unless such ADSs are registered on the books of the U.S. Depositary in the name of such holder or, in the case of a beneficial owner, such ADSs are registered on the books of the U.S. Depositary in the name of such beneficial owner, or the beneficial owner’s representative. Such holders in whose name ADSs are registered on the books of the U.S. Depositary shall be treated as the absolute owners of the ADSs registered in their names.

The U.S. Depositary shall make arrangements for the acceptance of ADSs into DTC. A single ADR in the form of a balance certificate will evidence all ADSs held through DTC and will be registered in the name of the nominee for DTC. As such, the nominee will be the only registered holder of the balance certificate ADR. Each beneficial owner of ADSs held through DTC must rely upon the procedures of DTC and the DTC participants to exercise or be entitled to any rights attributable to such ADSs. Ownership interests in the balance certificate ADR registered in the name of the nominee for DTC will be shown on, and transfers of such ownership interests will be effected through, records maintained by (i) DTC or its nominee (with respect to the interests of DTC participants); or (ii) DTC participants or their nominees (with respect to the interests of clients of DTC participants).

WPP may restrict transfers of ADSs which could result in the total number of ordinary shares represented by ADSs owned by a single holder or beneficial owner exceeding limits imposed by applicable law or WPP’s articles of association. WPP may also, subject to applicable law, instruct the U.S. Depositary to take certain actions with respect to the ownership interests of any holder or beneficial owner in excess of such limits, including restricting the transfer of, removing or restricting the voting rights of or disposing of such holder’s or beneficial owner’s ADSs.

Transfer, Combination and Division of WPP ADR Certificates

Holders of WPP ADRs will be entitled to transfer, combine or divide their WPP ADRs and the ADSs evidenced thereby. For transfers of WPP ADRs, holders will have to surrender the WPP ADRs to be transferred to the ADS Depositary and must also:

(i)	ensure that the surrendered WPP ADR is properly endorsed or accompanied by proper instruments of transfer;

(ii)	provide such proof of identity and authenticity of signatures as the U.S. Depositary deems appropriate;

(iii)	provide any transfer stamps required by the State of New York or the United States; and

(iv)	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADS holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have WPP ADRs either combined or divided, holders of ADRs must surrender the ADRs in question to the U.S. Depositary with their request to have them combined or divided, and must pay all applicable fees, charges and expenses payable by ADS holders, pursuant to the terms of the Deposit Agreement, upon a combination or division of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

Holders of ADSs will be entitled to present their ADSs to the U.S. Depositary for cancellation and to then receive the corresponding number of underlying ordinary shares at the custodian’s office. A holder’s ability to withdraw the ordinary shares may be limited by U.S. and English law applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by ADSs, holders of ADSs will be required to pay to the U.S. Depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. Holders of ADSs assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the ADSs will not have any rights under the Deposit Agreement.

If a holder of ADSs holds an ADR registered in the holder’s name, the U.S. Depositary may require such holder to provide proof of identity and authenticity of any signature and such other documents as the U.S. Depositary may deem appropriate before it will cancel ADSs. The withdrawal of the ordinary shares represented by ADSs may be delayed until the U.S. Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please note that the U.S. Depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

Holders of ADSs will have the right to withdraw the securities represented by their ADSs at any time except for:

(i)	temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed; or (ii) ordinary shares are immobilized on account of a share owners’ meeting or a payment of dividends;

(ii)	obligations to pay fees, taxes and similar charges;

(iii)	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit; and

(iv)	other circumstances contemplated by the General Instructions to Form F-6 under the Securities Act, as such General Instructions may be amended from time to time.

Voting Rights

Holders of ADSs generally have the right under the Deposit Agreement to act as proxy of the U.S. Depositary in respect of a meeting at which holders of ordinary shares are entitled to vote. Holders may appoint either a person nominated by the U.S. Depositary or any other person, including themselves, as a substitute proxy to attend, vote and speak on behalf of the U.S. Depositary with respect to the ordinary shares underlying their ADSs, subject to WPP’s Articles.

In respect of each meeting of the holders of ordinary shares, the U.S. Depositary will distribute to each registered holder of ADSs:

(i)	such information as is contained in the notice of the meeting or in the solicitation materials received by the U.S. Depositary from WPP;

(ii)	a proxy card;

(iii)	a statement that each holder of record at the close of business on the voting record date established by the U.S. Depositary in respect of such meeting will be entitled, subject to any applicable law and WPP’s articles of association, either (x) to use the proxy card to attend, vote and speak at the meeting as the proxy of the U.S. Depositary solely with respect to the ordinary shares represented by such registered holder’s ADSs, (y) to appoint any other person as the substitute proxy of such registered holder, or (z) to appoint the person nominated by the U.S. Depositary as the substitute proxy of such registered holder and to instruct such person as to the voting of the ordinary shares represented by such ADSs; and

(iv)	if the person nominated by the U.S. Depositary is to be appointed by such registered holder, a brief statement as to the manner in which voting instructions may be given to such person.

Please note that the ability of the U.S. Depositary to carry out voting instructions may be limited by practical and legal constraints and the terms of the securities on deposit. WPP cannot assure holders of ADSs that they will receive voting materials in time to enable them to return voting instructions to the U.S. Depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

Holders of ADSs are currently required to pay the following service fees to the U.S. Depositary:

Service		Rate	By Whom Paid
(1)	Issuance of ADSs upon deposit of Shares (excluding issuances as a result of distributions described in paragraph (4) below).	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) issued.	Person depositing Shares or person receiving ADSs.

(2)	Delivery of Deposited Securities against surrender of ADSs.	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) surrendered.	Person surrendering ADSs for purpose of withdrawal of Deposited Securities or person to whom deposited Securities are delivered.

(3)	Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements).	Up to U.S.$2.00 per 100 ADSs (or fraction thereof) held, unless prohibited by the exchange upon which the ADSs are listed.	Person to whom distribution is made.

(4)	Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs.	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) issued, unless prohibited by the exchange upon which the ADSs are listed.	Person to whom distribution is made.

(5)	Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares).	Up to U.S.$5.00 per unit of 100 securities (or fraction thereof) distributed.	Person to whom distribution is made.

(6)	Depositary Services.	Up to U.S.$2.00 per 100 ADSs (or fraction thereof) held as of the last day of each calendar year, except to the extent of any cash dividend fee(s) charged under paragraph (3) above during the applicable calendar year.	Person of record on last day of any calendar year.

(7)	Transfer of ADRs.	U.S.$1.50 per certificate presented for transfer.	Person presenting certificate for transfer.

Holders of ADSs will also be responsible for the payment of certain fees and expenses incurred by the U.S. Depositary, and certain taxes and governmental charges, such as:

(i)	fees for the transfer and registration of ordinary shares charged by the Registrars for the ordinary shares in the United Kingdom (i.e. upon deposit and withdrawal of ordinary shares);

(ii)	expenses incurred in converting foreign currency into U.S. dollars;

(iii)	expenses for cable, telex and fax transmissions and for delivery of securities;

(iv)	taxes and duties upon the transfer of securities (i.e. when ordinary shares are deposited or withdrawn from deposit); and

(v)	fees and expenses incurred in connection with the delivery of ordinary shares on deposit.

WPP has agreed to pay various other charges and expenses of the U.S. Depositary. Please note that the fees and charges that holders of ADSs may be required to pay may vary over time and may be changed by WPP and by the U.S. Depositary. Holders of ADSs will receive prior notice of such changes.

Compliance with Information Requests

Holders and beneficial owners of ADSs will be required to comply with requests to provide information from WPP in accordance with applicable law, the rules and requirements of the London Stock Exchange or any other stock exchange on which ordinary shares or ADSs are at any time registered, traded or listed or WPP’s articles of association. Information requested may include the capacity in which a holder or beneficial owner of ADSs owns ADSs, the identity of any other persons interested in such ADSs and the nature of such interests and whether or not a person is a holder or beneficial owner of ADSs at the time of such request. Failure to comply with such requests may result in the imposition of sanctions against the holder of the ADSs in respect of which the non-complying person is or was, or appears to be or has been, interested, including the withholding of voting rights of such ordinary shares underlying the ADSs and restrictions on the rights to receive dividends on and to transfer or withdraw such ADSs.

In addition, each holder and beneficial owner of ADSs who is or becomes directly or indirectly interested in three per cent. or more of the outstanding ordinary shares (including those ordinary shares underlying the ADSs), or is aware that another person for whom it holds such ADSs is so interested will be required, pursuant to the Act, to notify WPP within two business days after becoming so interested or so aware.

Amendments and Termination

WPP may agree with the U.S. Depositary to modify the Deposit Agreement at any time without the consent of the holders. WPP will give holders 60 days’ prior notice of any modifications that would impose or increase any fees or changes or that would prejudice any of their substantial rights under the Deposit Agreement. WPP will not consider it to be materially prejudicial to the substantial rights of holders of ADSs if any modifications or supplements are made that are reasonably necessary for the ADSs to be registered under the U.S. Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges that holders of ADSs are required to pay. In addition, WPP may not be able to provide holders of ADSs with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

Holders of ADSs will be bound by the modifications to the Deposit Agreement if they continue to hold ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent holders of ADSs from withdrawing the ordinary shares represented by ADSs (except as required by law).

WPP has the right to direct the U.S. Depositary to terminate the Deposit Agreement. Similarly, the U.S. Depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the U.S. Depositary must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the Deposit Agreement:

(i)	For a period of six months after termination, holders of ADSs will be able to request the cancellation of their ADSs and the withdrawal of the ordinary shares represented by their ADSs, and the delivery of all other property held by the U.S. Depositary in respect of those ordinary shares on the same terms as prior to the termination. During this six-month period, the U.S. Depositary will continue to collect all dividends received on the ordinary shares on deposit but will not distribute any such property to holders of ADSs until such holders request the cancellation of their ADSs.

(ii)	After the expiration of such six-month period, the U.S. Depositary may sell the securities held on deposit. The U.S. Depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the U.S. Depositary will have no further obligations to holders other than to account for any funds held for the holders of ADSs that are still outstanding.

Books of U.S. Depositary

The U.S. Depositary will maintain ADS holder records at its depositary office in New York. Holders of ADSs may inspect such records at the office of the U.S. Depositary during regular business hours but solely for the purpose of communicating with other ADS holders in respect of business matters relating to WPP, the ADSs and the Deposit Agreement.

The U.S. Depositary will maintain facilities in New York to record and process the issue, cancellation, combination, division and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits the obligations of WPP and the U.S. Depositary to holders of ADSs. Please note the following:

(i)	WPP and the U.S. Depositary are obliged only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith and using their reasonable judgement;

(ii)	the U.S. Depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement;

(iii)	WPP and the U.S. Depositary disclaim any liability if WPP is prevented or forbidden from acting on account of any law or regulation, any provision of WPP’s articles of association, any provision of any securities on deposit or by reason of any act of God or war or terrorism or other circumstances beyond their control;

(iv)	WPP and the U.S. Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in WPP’s articles of association or in any provisions of securities on deposit; and

(v)	WPP and the U.S. Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs, or any other person believed by either WPP or the U.S. Depositary in good faith to be competent to give such advice or information.

Pre-Release Transactions

The U.S. Depositary may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs for cancellation. These transactions are commonly referred to as pre-release transactions. The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (for example, the need to receive collateral, the type of collateral required and the representations required from brokers). The U.S. Depositary may retain the compensation received from the pre-release transactions.

Taxes

Holders of ADSs will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. WPP, the U.S. Depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The U.S. Depositary may refuse to issue ADSs, to deliver, transfer, divide and combine WPP ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The U.S. Depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on their behalf. Moreover, holders of ADSs may be required to provide to the U.S. Depositary and to the custodian proof of taxpayer status and residence and such other information as the U.S. Depositary and the custodian may require to fulfil legal obligations. Holders of ADSs are required to indemnify WPP, the U.S. Depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for holders of ADSs.

Foreign Currency Conversion

The U.S. Depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. Holders of ADSs may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or are not obtainable at a reasonable cost or within a reasonable period, the U.S. Depositary may take the following actions in its discretion:

(i)	convert the foreign currency to the extent practical and lawful, and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

(ii)	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

(iii)	hold the foreign currency (without liability for interest) for the applicable holders.

TAXATION

The taxation discussion set forth below is intended only as a descriptive summary and does not purport to be a complete technical analysis or listing of all potential tax effects relevant to a decision to purchase, hold or in any way transfer ordinary shares or ADSs. The statements of United Kingdom and United States tax laws set out below are based on the laws in force as of the date of this Annual Report, and are subject to any changes in United States or United Kingdom law, and in any double taxation convention between the United States and the United Kingdom, occurring after that date. The most recent double taxation convention between the United States and the United Kingdom (“US-UK Income Tax Treaty”) entered into force on 31 March 2003 and applies to taxes withheld at source on or after 1 May 2003.

The following summary of United States and United Kingdom tax consequences is not exhaustive of all possible tax considerations and should not be considered legal or tax advice. In addition, this summary does not represent a detailed description of the tax consequences applicable to persons subject to special treatment under the United Kingdom or United States tax laws. Prospective purchasers of ADSs are advised to satisfy themselves as to the overall tax consequences of their ownership of ADSs and the ordinary shares represented thereby by consulting their own tax advisors. In addition, this summary only addresses holders that hold ordinary shares or ADSs as capital assets, and it does not address the taxation of a United States shareholder (either corporate or individual) where that shareholder controls, or is deemed to control, 10% or more of the voting stock of WPP.

As used herein, the term “United States corporation” means any corporation organised under the laws of the United States or any state or the District of Columbia.

As used herein, the term “United States resident” means an individual citizen or resident of the United States, a United States corporation or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

For the purposes of the current US-UK Income Tax Treaty and for the purposes of the United States Internal Revenue Code of 1986, as amended (the “Code”), discussed below, the holders of ADSs will be treated as the owners of the underlying ordinary shares represented by the ADSs.

Taxation of Dividends

United Kingdom Residents. The notional tax credit that will be available for an individual shareholder resident in the United Kingdom will be 1/9th of the dividend. Tax credits are not repayable to UK holders with no tax liability. Individuals whose income is not within the higher income tax band are liable to tax at 10% on the dividend income and the notional tax credit will satisfy their income tax liability on UK dividends. The higher rate of tax on dividend income is 32.5%, which after taking into account the notional tax credit, gives an effective tax rate of 25%.

United States Residents. For dividends paid, there will be no withholding tax on the distribution and there will no longer be any entitlement to offset any part of the UK taxation credit against any US taxation liability. The dividend received (without any gross up for withholding tax suffered or tax credits) will be subject to US taxation on the day actually or constructively received by United States residents in the case of ordinary shares, or by the Depositary, in the case of ADSs.

Certain dividends received by non-corporate United States residents from domestic corporations and qualifying foreign corporations (e.g., WPP Group plc) will be taxed at a maximum rate of 15% in taxable years beginning before January 1, 2011. To be eligible for the 15% rate, the stock must be held by the shareholder for more than 61 days during the 121-day period beginning 60 days before the ex-dividend date; shareholders are advised to consult their professional advisors accordingly. Dividends paid by WPP will not be eligible for the dividends received deduction allowed to corporations under the Code.

The amount of any dividend paid in pounds sterling will equal the US dollar value of the pounds sterling received calculated by reference to the exchange rate in effect on the date the dividend is received by United States residents, in the case of ordinary shares, or by the Depositary, in the case of ADSs, regardless of whether the pounds sterling are converted into US dollars. If the pounds sterling received as a dividend are converted into US dollars on the date they are received, United States residents generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the pounds sterling received as a dividend are not converted into US dollars on the date of receipt, United States residents will have a basis in the pounds sterling equal to their US dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the pounds sterling will be treated as United States source ordinary income or loss.

Distribution Ordering Rules

The gross distribution (the sum of the distribution paid by WPP plus any related United Kingdom tax credit) will be treated as foreign source dividend income for United States federal income tax purposes provided that such distribution is paid out of WPP’s earnings and profits, as defined for United States federal income tax purposes. If the distribution is not paid out of earnings and profits, it will be treated as a return of capital (up to the holders’ tax basis in their shares). Any excess above the combination of the amounts treated as dividends and returns of capital will be treated as a capital gain.

Taxation of Capital Gains

An individual shareholder resident in the United Kingdom will be liable to United Kingdom taxation on capital gains realised on the disposal of their ADSs or ordinary shares.

Holders of ADSs or ordinary shares who are United States resident individuals or United States corporations, and who are not resident or ordinarily resident in the United Kingdom, will not be liable to United Kingdom taxation of capital gains realised on the disposal of their ADSs or ordinary shares unless the ADSs or ordinary shares are used or held for the purposes of a trade carried on in the United Kingdom through a permanent establishment. However, a holder of ADSs or ordinary shares who is a United States resident (as defined above) will be subject to taxation on such capital gains under the laws of the United States. Any such capital gains will be long-term capital gains if the ADSs or ordinary shares have been held for more than one year. Currently, non-corporate United States residents are subject to a maximum tax rate of 15% on long-term capital gains for taxable years beginning before January 1, 2011, after which the rate will be increased to 20%.

Estate and Gift Tax

The current Estate and Gift Tax Convention between the United States and the United Kingdom generally relieves from United Kingdom inheritance tax (the equivalent of United States estate and gift tax) the transfer of ordinary shares or of ADSs where the shareholder or holder of the ADSs making the transfer is domiciled for the purposes of the Convention in the United States and is not a national of the United Kingdom. This will not apply if the ordinary shares or ADSs are part of the business property of an individual’s permanent establishment in the United Kingdom or are related to the fixed base in the United Kingdom of a person providing independent personal services.

If no relief is given under the Convention, inheritance tax will be charged at a rate worked out on a cumulative basis on the amount by which the value of the transferor’s estate is reduced as a result of any transfer (unless the transfer is exempt or “potentially exempt”) made by way of gift or other gratuitous transaction by an individual or on the death of an individual or into certain defined trusts.

Potentially exempt transfers are transfers made to certain specified classes of person and become wholly exempt if made at least more than seven years before the death of the transferor and it becomes chargeable if not so made. Special rules apply to gifts made subject to a reservation of benefit. In the unusual case where ordinary shares or ADSs are subject to both United Kingdom inheritance tax and United States gift or estate tax, the Convention generally provides for tax paid in the United Kingdom to be credited against tax payable in the United States or for tax paid in the United States to be credited against tax payable in the United Kingdom based on priority rules set forth in the Convention.

Stamp Duty and Stamp Duty Reserve Tax

No UK Stamp Duty will be payable on any transfer of an ADS or on any delivery or negotiation of an ADS, provided that the instrument of transfer is executed and remains outside the UK nor will there be any liability to Stamp Duty Reserve Tax in respect of any agreement for the transfer of ADSs. Dealings in ADSs in bearer form outside the UK will be free of Stamp Duty, but certain bearer dealings within the UK may attract Stamp Duty at the rate of 1.5%.

There will be a charge to ad valorem Stamp Duty on any instrument transferring ordinary shares to a nominee or agent for a depositary which then issues depositary receipts (such as ADSs). Where the instrument is liable to Stamp Duty as a “conveyance on sale” then the rate of duty is 1.5% of the consideration for the sale implemented by the instrument. Where the instrument of transfer is not stampable as a conveyance on sale, then the rate of duty is 1.5% of the market value of the security transferred by the instrument.

There is a charge to Stamp Duty Reserve Tax where ordinary shares are transferred or issued to, or appropriated by, a depositary or a nominee or agent for a depositary under an arrangement under which the depositary issues ADSs. Stamp Duty Reserve Tax, which is payable by the depositary, is charged at a rate of 1.5% of the consideration for the transfer. Where there is no such consideration, the rate of Stamp Duty Reserve Tax is 1.5% of the market value of the securities transferred. The charge to Stamp Duty Reserve Tax will, however, be reduced by the amount, if any, of ad valorem Stamp Duty paid on any instrument transferring the ordinary shares.

There will be a charge to ad valorem Stamp Duty on any instrument transferring ordinary shares to a nominee or agent for a clearance service if the clearance service has not elected to pay Stamp Duty Reserve Tax within its system. Where the instrument is liable to Stamp Duty as a “conveyance on sale” then the rate of duty is 1.5% of the consideration for the sale implemented by the instrument. Where the instrument of transfer is not stampable as a conveyance on sale, then the rate of duty is 1.5% of the market value of the security transferred by the instrument.

There is a charge to Stamp Duty Reserve Tax where ordinary shares are transferred or issued to a clearance service or a nominee or agent for a clearance service if the clearance service has not elected to pay Stamp Duty Reserve Tax within its system. Stamp Duty Reserve Tax, which is payable by the clearance service, is charged at a rate of 1.5% of the consideration for the transfer. Where there is no such consideration, the rate of Stamp Duty Reserve Tax is 1.5% of the market value of the securities transferred. The charge to Stamp Duty Reserve Tax will, however, be reduced by the amount, if any, of ad valorem Stamp Duty paid on any instrument transferring the ordinary shares.

In the case of conveyances or transfers of ordinary shares, the rate of duty is 0.5% of the consideration, if any, for the transfer. There is a charge to Stamp Duty Reserve Tax at a rate of 0.5% of the consideration for the transaction where there is an agreement for the sale of ordinary shares. The Stamp Duty Reserve Tax will in general be payable by the purchaser of the ordinary shares but regulations have been made which provide for the tax to be collected in certain circumstances from persons other than the purchaser (e.g., brokers). The charge to Stamp Duty Reserve Tax will, however, be reduced by the amount, if any, of ad valorem Stamp Duty paid on the instrument transferring the ordinary shares.

A gift for no consideration of ordinary shares (other than as part of ADS or clearance service arrangements) will not attract a Stamp Duty charge if appropriately certified and is not liable to Stamp Duty Reserve Tax. A transfer of ordinary shares (other than as part of ADS or clearance service arrangements) for no consideration between nominees for the same beneficial owner will attract a fixed Stamp Duty charge of £5 and is exempt from Stamp Duty Reserve Tax.

A transfer of ordinary shares from a depositary or its agent or nominee to a person purchasing the ordinary shares from an ADS holder on cancellation of an ADS is liable to duty as a “conveyance on sale” because it completes a sale of such ordinary shares and will be liable to ad valorem Stamp Duty, payable by the purchaser.

A transfer of ordinary shares from a depositary or its agent or nominee to an ADS holder on cancellation of an ADS which is not liable to duty as a “conveyance on sale” is liable to a fixed Stamp Duty of £5.

Generally speaking, Stamp Duty is payable where shares are transferred by a document; Stamp Duty Reserve Tax is payable if the shares are in dematerialised form (e.g., in CREST, the system for the transfer of shares electronically in London) or no document is executed and stamped. Interest and penalties are payable for late payment.